UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                      Washington, D.C.  20549

                                           SCHEDULE 13G
                          (Under the Securities and Exchange Act of 1934)


                                      Cadillac Fairview Corporation
                          -----------------------------------------------
                                         (Name of Issuer)

                                         Common Shares, no par
                          -----------------------------------------------
                                  (Title of Class of Securities)

                                             12692907
                          -----------------------------------------------
                                          (CUSIP Number)

                                         December 31, 1997
                         ----------------------------------------------
                   (Date of Event Which Requires Filing of this Statement)


               Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                         / /  Rule 13d-1(b)
                         / /  Rule 13d-1(c)
                         /X/  Rule 13d-1(d)

CUSIP No.   126929207               13G


           1    NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     BRE/CF Equity Acquisition L.P.

           2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                       (b) /X/

           3    SEC USE ONLY

           4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

                         5   SOLE VOTING POWER
           NUMBER OF
             SHARES               5,853,217
          BENEFICIALLY
            OWNED BY     6   SHARED VOTING POWER
              EACH
           REPORTING              -0-
             PERSON
              WITH
                         7   SOLE DISPOSITIVE POWER

                                  5,853,217

                         8   SHARED DISPOSITIVE POWER

                                  -0-

           9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                     5,853,217






          SEC 1745 (2-95)

          10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                         / /

                     N.A.

           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     7.5%

           12   TYPE OF REPORTING PERSON*

                     PN

                               *SEE INSTRUCTIONS BEFORE FILLING OUT!
































          SEC 1745 (2-95)

CUSIP No. 126929207                 13G


            1   NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Blackstone Real Estate Partners Two L.P.

            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                                        (b) /X/
            3   SEC USE ONLY

            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

                         5   SOLE VOTING POWER
           NUMBER OF
             SHARES               166,085
          BENEFICIALLY
           OWNED BY      6   SHARED VOTING POWER
              EACH
           REPORTING              -0-
             PERSON
              WITH
                         7   SOLE DISPOSITIVE POWER

                                  166,085

                         8   SHARED DISPOSITIVE POWER

                                  -0-

            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                     166,085






          SEC 1745 (2-95)

          10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                        / /

                     N.A.

           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     0.2%

           12   TYPE OF REPORTING PERSON*

                     PN

                               *SEE INSTRUCTIONS BEFORE FILLING OUT!
































          SEC 1745 (2-95)

CUSIP No. 12692907                  13G


           1    NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Blackstone RE Capital Partners II L.P.

           2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                       (b) /X/
           3    SEC USE ONLY


           4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

                         5   SOLE VOTING POWER
           NUMBER OF
             SHARES               31,390
          BENEFICIALLY
           OWNED BY      6   SHARED VOTING POWER
              EACH
           REPORTING              -0-
             PERSON
              WITH
                         7   SOLE DISPOSITIVE POWER

                                  31,390

                         8   SHARED DISPOSITIVE POWER

                                  -0-

           9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                     31,390






          SEC 1745 (2-95)

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         / /

                     N.A.

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     less than 0.1%


     12   TYPE OF REPORTING PERSON*

                     PN

                               *SEE INSTRUCTIONS BEFORE FILLING OUT!
































          SEC 1745 (2-95)

CUSIP No.  126929207                13G



           1    NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Blackstone Real Estate Partners IV L.P.

           2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)/ /
                                                                       (b)/X/
           3    SEC USE ONLY

           4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

                         5   SOLE VOTING POWER
           NUMBER OF
             SHARES               49,825
          BENEFICIALLY
           OWNED BY     6   SHARED VOTING POWER
              EACH
           REPORTING              -0-
             PERSON
              WITH
                         7   SOLE DISPOSITIVE POWER

                                  49,825

                         8   SHARED DISPOSITIVE POWER

                                  -0-

           9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                     49,825





          SEC 1745 (2-95)

          10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                            / /

                     N.A.

           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     less than 0.1%

           12   TYPE OF REPORTING PERSON*

                     PN

                               *SEE INSTRUCTIONS BEFORE FILLING OUT!
































          SEC 1745 (2-95)

CUSIP No.  126929207                13G



           1    NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Blackstone CF Equity Acquisition L.P.

           2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)/ /
                                                                         (b)/X/
           3    SEC USE ONLY

           4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands

                         5   SOLE VOTING POWER
           NUMBER OF
             SHARES               1,728,269
          BENEFICIALLY
           OWNED BY      6   SHARED VOTING POWER
              EACH
           REPORTING              -0-
             PERSON
              WITH
                         7   SOLE DISPOSITIVE POWER

                                  1,728,269

                         8   SHARED DISPOSITIVE POWER

                                  -0-

           9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                     1,728,269






          SEC 1745 (2-95)

           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*                                               / /

                     N.A.

           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     2.2%


           12   TYPE OF REPORTING PERSON*

                     PN

                               *SEE INSTRUCTIONS BEFORE FILLING OUT!
































          SEC 1745 (2-95)

CUSIP No.  126929207                13G



           1    NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Blackstone Real Estate Associates L.P.

           2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /
                                                                        (b) /X/
           3    SEC USE ONLY

           4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

                         5   SOLE VOTING POWER
           NUMBER OF
             SHARES               -0-
          BENEFICIALLY
           OWNED BY      6   SHARED VOTING POWER
              EACH
           REPORTING              7,878,753
             PERSON
              WITH
                         7   SOLE DISPOSITIVE POWER

                                  -0-

                         8   SHARED DISPOSITIVE POWER

                                  7,878,753

           9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                     7,878,753






          SEC 1745 (2-95)

          10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                          / /

                     N.A.

           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     10.1%

           12   TYPE OF REPORTING PERSON*

                     PN

                               *SEE INSTRUCTIONS BEFORE FILLING OUT!
































          SEC 1745 (2-95)

CUSIP No.  126929207                13G



           1    NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     S.B. Westridge Inc.

           2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                       (b) /X/
           3    SEC USE ONLY

           4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

                         5   SOLE VOTING POWER
           NUMBER OF
             SHARES               -0-
          BENEFICIALLY
            OWNED BY     6   SHARED VOTING POWER
              EACH
           REPORTING              7,878,753
             PERSON
              WITH
                         7   SOLE DISPOSITIVE POWER

                                  -0-

                         8   SHARED DISPOSITIVE POWER

                                  7,878,753

           9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                     7,878,753




          SEC 1745 (2-95)

   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                            / /

                     N.A.

           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     10.1%


           12   TYPE OF REPORTING PERSON*

                     CO

                               *SEE INSTRUCTIONS BEFORE FILLING OUT!
































          SEC 1745 (2-95)

CUSIP No.  126929207                13G



           1    NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     BREA L.L.C.

           2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                      (b) /X/
           3    SEC USE ONLY

           4    CITIZENSHIP OR PLACE OF ORGANIZATION


                     Delaware

                         5   SOLE VOTING POWER
           NUMBER OF
             SHARES               -0-
          BENEFICIALLY
             OWNED BY    6   SHARED VOTING POWER
              EACH
           REPORTING              7,878,753
             PERSON
              WITH
                         7   SOLE DISPOSITIVE POWER

                                  -0-

                         8   SHARED DISPOSITIVE POWER

                                  7,878,753

           9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                                  7,878,753





          SEC 1745 (2-95)

           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                       / /

                     N.A.

           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     10.1%

           12   TYPE OF REPORTING PERSON*

                     OO

                               *SEE INSTRUCTIONS BEFORE FILLING OUT!
































          SEC 1745 (2-95)

CUSIP No.   126929207               13G



           1    NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Peter G. Peterson

           2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                      (b) /X/
           3    SEC USE ONLY


           4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.

                         5   SOLE VOTING POWER
           NUMBER OF
             SHARES               -0-
          BENEFICIALLY
           Y OWNED BY    6   SHARED VOTING POWER
              EACH
           REPORTING              7,878,753
             PERSON
              WITH
                         7   SOLE DISPOSITIVE POWER

                                  -0-

                         8   SHARED DISPOSITIVE POWER

                                  7,878,753

           9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON

                     7,878,753





          SEC 1745 (2-95)

        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                              / /

                     N.A.

        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     10.1%


           12   TYPE OF REPORTING PERSON*

                     IN

                               *SEE INSTRUCTIONS BEFORE FILLING OUT!
          CUSIP No.  126929207                13G



           1    NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Stephen A. Schwarzman

           2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                      (b) /X/
           3    SEC USE ONLY

           4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.

                         5   SOLE VOTING POWER
           NUMBER OF
             SHARES               -0-
          BENEFICIALLY
           OWNED BY      6   SHARED VOTING POWER
              EACH
           REPORTING             7,878,753
             PERSON
              WITH
                         7   SOLE DISPOSITIVE POWER

                                  -0-

                         8   SHARED DISPOSITIVE POWER

                                 7,878,753


          9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     7,878,753


           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                           / /

                     N.A.

           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     10.1%


           12   TYPE OF REPORTING PERSON*

                     IN

                               *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  126929207                13G



           1    NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     John G. Schreiber

           2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                       (b) /X/
           3    SEC USE ONLY


           4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.

                         5   SOLE VOTING POWER
           NUMBER OF
             SHARES               -0-
          BENEFICIALLY
           OWNED BY      6   SHARED VOTING POWER
              EACH
           REPORTING              7,878,753
             PERSON
              WITH
                         7   SOLE DISPOSITIVE POWER

                                  -0-

                         8   SHARED DISPOSITIVE POWER

                                  7,878,753

           9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                     7,878,753




          SEC 1745 (2-95)

           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                            / /

                     N.A.

           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     10.1%

           12   TYPE OF REPORTING PERSON*

                     IN

                               *SEE INSTRUCTIONS BEFORE FILLING OUT!
































          SEC 1745 (2-95)

          Item 1(a). Name of Issuer:
                     --------------
                    Cadillac Fairview Corporation

          Item 1(b). Address of Issuer's Principal Executive Offices:
                     -----------------------------------------------
                   20 Queen Street West, Fifth Floor, Toronto M5H 3R4,
          Canada

          Item 2(a). Name of Persons Filing:
                     ----------------------

                     This Schedule 13G is being filed by:  Blackstone
          Real Estate Partners Two L.P., a Delaware limited partnership ("BRE Two");BRE/CF Equity Acquisition L.P., a Delaware limited partnership ("BRE/CF"); Blackstone CF Equity Acquisition L.P., a Cayman
          Islands limited partnership ("BCF");Blackstone Real Estate Partners IV L.P., a Delaware limited partnership ("BRE IV"); Blackstone
          RE Capital Partners II L.P., a Delaware limited partnership
          ("BRECP II"); the general partner of BRE Two, BRE/CF, BRE
          IV and BRECP II, and the sole investment general partner of BCF, Blackstone Real Estate Associates L.P., a Delaware Limited partnership ("BREA"); a general partner of BREA, BREA L.L.C., a Delaware limited liability company ("BREA LLC"); a general partner of BREA, SB Westridge Inc., a Delaware corporation ("Westridge"); John G. Schreiber, the sole stockholder, the sole director, the President and Secretary of Westridge ("Schreiber"); and
          Peter G. Peterson ("Peterson") and Stephen A. Schwarzman ("Schwarzman"), who are the founding members of BREA LLC.

          Item 2(b): Address of Principal Business Office or, if none,
                     Residence
                     -------------------------------------------------
                     The principal business and office address of each of BRE Two, BRE/CF, BRE IV, BRECP II, BREA, and BREA LLC is
          345 Park Avenue, 31st Floor, New York, New York 10154. The principal business address of BCF is Blackstone Services (Cayman) LDC,
          c/o MeesPierson (Cayman) Limited, P.O. Box 2003, British American Centre, Dr. Roy's Drive, Phase 3, George Town, Cayman
          Islands. The principal business address of Westridge and Schreiber is

          Schreiber Investments, 1115 East Illinois Road, Lake Forest, Illinois 60045. The principal business address of each of Peterson and Schwarzman is 345 Park Avenue, 31st Floor, New York,
          New York 10154.

          Item 2(c): Citizenship
                     -----------
                     The place of organization of each of BRE Two, BRE/CF, BRE IV, BRECP II, BREA, Westridge and BREA LLC is the State of Delaware. The place of organization of BCF is the Cayman Islands. The citizenship of each of Peterson, Schwarzman and Schreiber is the United States.

          SEC 1745 (2-95)

                          Item 2(d): Title and Class of Securities
                          -----------------------------
                          Common Shares, no par value

          Item 2(e): CUSIP Number:
                     ------------
                      126929207

          Item 3: If this Statement is filed pursuant to Rule 13d-1(c),
          check this box:    / /

          Item 4:    Ownership(1)
                     ------------
                   (a)   Amount Beneficially Owned:
                         -------------------------
                         See the responses to Item 9 on the attached cover pages.

                   (b)  Percent of Class:
                        ----------------
                        See the responses to Item 11 on the attached cover pages.

                   (c)  Number of shares as to which each person has:
                        --------------------------------------------
                 (i)  Sole voting power:     See the responses to
                                             Item 5 on the
                                             attached cover pages.

                (ii)  Shared voting power:   See the responses to
                                             Item 6 on the
                                             attached cover pages.

               (iii) Sole disposition power: See the responses to
                                             Item 7 on the
                                             attached cover pages.

              (iv) Shared disposition power: See the responses to
                                             Item 8 on the attached
                                             cover pages.

          Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the "Act"), the Reporting Persons declare that the filing of this statement shall not be construed as an admission that any such Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.

          Item 5. Ownership of Five Percent or Less of a Class
                  --------------------------------------------
                   Not applicable.

          Item 6. Ownership of More than Five Percent on Behalf
                   of Another Person
                  ---------------------------------------------
                   Not applicable.

          Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
                  --------------------------------------------
                   Not applicable

          Item 8. Identification and Classification of Members of a Group
                  -------------------------------------------------------
                   Not applicable.

          Item 9. Notice of Dissolution of Group
                  ------------------------------
                   Not applicable.

          Item 10. Certifications
                   --------------
                   Not applicable.

          (1) Includes 49,826 Common Shares issuable upon exercise of currently exercisable Reorganization Warrants which were granted to BREA by Cadillac Fairview Corporation pursuant to the July 31, 1995 Cadillac Fairview Corporation Reorganization.





















          SEC 1745 (2-95)

                           INDEX OF EXHIBITS



          Number          Description
          ------          -----------
          Exhibit 1       Joint Filing Agreement and Power of Attorney
                          dated as of February 3, 1999, among the Reporting
                          Persons relating to the filing of a joint statement on Schedule 13G.




































          SEC 1745 (2-95)

                                                            SIGNATURES


                           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Date: February 3, 1999


                                    BLACKSTONE REAL ESTATE PARTNERS TWO L.P.

                                    BRE/CF EQUITY ACQUISITION L.P.

                                    BLACKSTONE CF EQUITY ACQUISITION L.P.

                                    BLACKSTONE REAL ESTATE PARTNERS IV L.P.

                                    BLACKSTONE RE CAPITAL PARTNERS II L.P.

                                    By:     Blackstone Real Estate
                                            Associates L.P., general partner

                                            By: BREA L.L.C., general partner


                                            By: \s\ Stephen A. Schwarzman
                                              ----------------------------
                                              Name:  Stephen A. Schwarzman
                                              Title: Member
















          SEC 1745 (2-95)

                                            BLACKSTONE REAL ESTATE
                                              ASSOCIATES L.P.

                                            By: BREA L.L.C., general partner


                                            By: \s\ Stephen A. Schwarzman
                                               --------------------------
                                               Name:  Stephen A. Schwarzman
                                               Title: Member


                                            BREA L.L.C.


                                            By: \s\ Stephen A. Schwarzman
                                               --------------------------
                                               Name:  Stephen A. Schwarzman
                                               Title: Member


                                            SB WESTRIDGE INC.


                                            By: \s\ John G. Schreiber
                                              -----------------------
                                               Name:  John G. Schreiber
                                               Title: Director

                                             \s\ Peter G. Peterson
                                             ------------------------
                                             Peter G. Peterson


                                             \s\ Stephen A. Schwarzman
                                             -------------------------
                                             Stephen A. Schwarzman

                                             \s\ John G. Schreiber
                                             ----------------------
                                             John G. Schreiber





          SEC 1745 (2-95)